Exhibit 99.1

News Release

April 20, 2007
FOR IMMEDIATE RELEASE

Park National Corporation welcomes Brady Burt
as Chief Accounting Officer
NEWARK, Ohio — The Board of Directors of Park National Corporation (AMEX: PRK) (“Park”) elected Brady T. Burt as the Chief Accounting Officer at their Board meeting on April 16, 2007. Burt will join the management team of Park’s affiliate bank (The Park National Bank) as a Vice President and Chief Accounting Officer. He is a certified public accountant (CPA) with 12 years of experience in accounting and auditing.
He most recently served as the Executive Vice President and Chief Financial Officer for Vail Banks, Inc. and WestStar Bank in Vail, Colorado. He had previously been the Director of Internal Audit for Vail Banks, Inc. He has also worked for Bank One Corporation and PricewaterhouseCoopers, LLP.
“We have experienced significant growth over the past few years,” said Park Chairman C. Daniel DeLawder. “Brady is an excellent addition to our team. His experience, skills and attitude fit our market and our organization perfectly.”
Burt is familiar with the Ohio market. He graduated in 1994 from Miami University and worked in Columbus early in his career. He and his family will reside in Granville, Ohio.
Headquartered in Newark, Ohio, Park holds $6.307 billion in assets (based on asset totals as of March 31, 2007). Park and its subsidiaries consist of 14 community banking divisions, 12 of which are based in Ohio, 1 in Alabama and 1 in Florida, and 2 specialty finance companies. Park operates 153 offices through the following organizations: The Park National Bank, The Park National Bank of Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Vision Bank of Gulf Shores, Alabama, Vision Bank of Panama City, Florida, Scope Leasing, Inc., and Guardian Financial Services Company.
Media contacts:
Bethany White, Communication Specialist, 740.349.3754
John Kozak, Chief Financial Officer, 740.349.3792

Expect A Difference...Park National Bank
50 N. Third Street, Newark, Ohio 43055
www.parknationalbank.com